Exhibit (d)(21)

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (the "Agreement") is made this 1st day of August, 2019, by and among Financial Investors Trust (the "Trust"), on behalf of each of its separate series set forth in Schedule A hereto (each such series, the "Fund"), Highland Associates, Inc. (the "Adviser"), and Incline Global Management, LLC (the "Sub-Adviser").

1. Appointment of Manager. Each Fund and Adviser hereby appoint Sub-Adviser to manage certain assets in accordance with the terms of this Agreement. Sub-Adviser hereby accepts such appointment. The Fund has appointed a custodian or prime broker to take and have possession of the assets to be managed by Sub-Adviser hereunder (the "Account"). The Fund shall promptly notify custodian/prime broker of the appointment of Sub-Adviser as investment manager of the Account. Sub-Adviser shall not act as custodian for, or have possession of any assets of, the Account. Sub-Adviser shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2. Investment of Assets. Subject to the supervision and direction of the Board of Trustees of the Fund and the Adviser, the Sub-Adviser shall have sole discretion to invest the assets in the Account without prior consultation with Fund, provided, however, Sub-Adviser shall manage the Account in accordance with the then-current prospectus and statement of additional information for the Fund (including amendments thereto), which shall have been provided to the Sub-Adviser with reasonable advance notice for Sub-Adviser to comply with its obligations hereunder. Assets are defined by Fund and/or custodian/prime broker at inception of the Account, as well as any additions or withdrawals as notified in writing by Fund and/or custodian/prime broker. Sub-Adviser will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information Sub-Adviser believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser. The Sub-Adviser will make available and provide information concerning the Sub-Adviser required by a Fund in the preparation of its registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund or the Investment Adviser may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund's shares.

3. Brokerage. Sub-Adviser shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account. The Sub-Adviser may aggregate orders for the purchase or sale of securities and other assets on behalf of the Account with orders on behalf of other portfolios the Sub-Adviser manages. When orders are placed, Sub-Adviser shall issue suitable instructions to the custodian/prime broker with respect to delivery and payment.

Brokers shall be selected with a view to obtaining best price and execution of transactions for the Account, provided that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty hereunder or under state or federal law, solely by reason of its having caused the Account to pay a member of an exchange, a broker, or dealer a commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided to Sub-Adviser by such member, broker or dealer, viewed in terms of either that particular transaction or Sub-Adviser's overall responsibilities with respect to the accounts as to which Sub-Adviser exercises investment discretion.

4. Records. Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940 (the "Advisers Act") and the rules thereunder, and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13 of the Securities Exchange Act of 1934 as may be required with respect to its duties as are set forth herein. The records relating to the services provided under this Agreement shall be the property of the Fund. The Sub-Adviser will provide the Adviser and the Trust with copies of the Sub-Adviser's current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act.

5. Fees. As compensation for its services under this Agreement, Adviser shall, with respect to each Fund, pay Sub-Adviser a fee, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable fee rate set forth in Schedule B hereto and computed based on the average daily net assets of the Account(s), calculated as of each month end, associated with such Fund as valued in accordance with the Fund's prospectus and statement of additional information. The Fund shall provide to Sub-Adviser information reflecting such average net asset values no later than five (5) business days following each month end, and the management fee shall be payable monthly as soon as practicable after the delivery of such information. The parties agree that the Trust and the Fund make no warranties regarding the accuracy of such information provided to the Sub-Adviser.

6. Expenses. Sub-Adviser will pay all expenses of its own incurred in performing, its investment advisory services under this Agreement, including compensation of and office space for officers and employees of Sub-Adviser connected with management of the Account, and proxy solicitation expenses arising in connection with the assignment of this Agreement under applicable law.

7. Liability and Indemnification. Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, fraud, reckless disregard or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its "Affiliates") shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Adviser, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, "Sub-Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser's action or inaction or based on this Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectuses or Statements of Additional Information, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to the Investment Adviser by the Sub-Adviser in writing and intended for use therein.

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Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Fund and the Trust, their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, "Fund Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser's action or inaction or based on this Agreement; provided however, the Sub-Adviser shall not indemnify or hold harmless the Fund Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Fund or the Trust of a Fund representation or warranty made herein or (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Fund or Trust in the performance of any of its duties or obligations hereunder.

Notwithstanding the foregoing, Fund shall not be deemed to have waived any right which, under applicable law, cannot be waived. No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement. No Fund will be liable for any debts, liabilities, obligations or expenses incurred by, or contracted for another Fund under this Agreement.

This Section 7 shall survive the termination of this Agreement.

8. Non-Exclusive Contract. The investment management services provided by Sub-Adviser are not exclusive and Fund and Adviser acknowledge that Sub-Adviser may perform similar services for others. Sub-Adviser will use its best efforts to allocate investment opportunities among its clients in an equitable manner. Further, Fund and Adviser understands the investment action taken for Fund and other clients of Sub-Adviser may differ.

9. Voting of Portfolio Securities. Fund shall use its best efforts to deliver to Sub-Adviser all proxies received by it or by others on its behalf on a timely basis. Sub-Adviser is authorized to vote on behalf of the Fund any proxies received by Sub-Adviser relating to securities held in the Account. With respect to those proxy solicitation materials that the Sub-Adviser does not receive directly, the Sub-Adviser's obligations in the previous sentence are contingent upon its timely receipt with a minimum of three business days prior notice of such proxy solicitation materials, which the Adviser and Trust shall cause to be forwarded to the Sub-Adviser. Sub-Adviser will follow its proxy voting policy as provided to, and approved by, Fund from time to time. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Trust to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Account, however it shall provide reasonable assistance to the Adviser, the Trust or its agent in processing class action paperwork, for any security held or previously held within the Account managed by the Sub-Adviser

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10. Representations. Sub-Adviser represents that (i) it is duly registered as an investment adviser with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, and will continue to be so registered for so long as this Agreement remains in effect; (ii) it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption; (iii) it will maintain an appropriate level of errors and omissions or professional liability insurance coverage for the duration of this Agreement; (iv) Sub-Adviser has full power and authority to enter into and perform the services contemplated by this Agreement; (v) the Sub-Adviser shall, upon reasonable request, provide a certification to the Fund's Chief Compliance Officer to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act; (vi) the Sub-Adviser will promptly notify the Trust and the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vii) this Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

Fund acknowledges receipt of a copy of Part 2A and 2B of Sub-Adviser's current Form ADV at least forty-eight (48) hours prior to execution of this Agreement. Adviser represents and confirms that the employment of Sub-Adviser is authorized by the governing documents relating to the Account and that:

(i) this Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon Fund and Adviser in accordance with its terms; and

(ii) Adviser will deliver to Sub-Adviser evidence of such authority as Sub-Adviser may reasonably require, whether by way of a certified resolution or otherwise.

11. Non-Confidentiality of Performance Results. Fund agrees that Sub-Adviser may inform others that Fund is a client of Sub-Adviser and that Sub-Adviser may provide others with composite performance results related to Fund's Account without disclosing the specific performance results of the Fund's Account, provided that any such disclosures are made in accordance with the Trust's policies and procedures relating to the disclosure of Fund portfolio holdings.

12. Applicable Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter. This Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

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14. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

To the Trust:

Financial Investors Trust
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: Secretary

To the Adviser:

Highland Associates Inc.

2545 Highland Avenue

Suite 200

Birmingham, Alabama 35205

Attn: Mandy Poe

To the Sub-Adviser:

Incline Global Management, LLC

40 West 57th Street

Suite 1430

New York, New York 10019

Attn: Julian Stein

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same Agreement, but all of which together shall constitute one Agreement.

16. Commencement. Sub-Adviser shall commence providing the services under this Agreement on August 1, 2019.

17. Termination. This Agreement shall remain in force for an initial term of one (1) year and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Account(s). The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated with respect to any Account at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Fund, by the vote of a majority of the outstanding voting securities of such Account, or by the Adviser on sixty (60) days' prior written notice to the Sub-Adviser. In addition, this Agreement may be terminated with respect to any Account by the Sub-Adviser upon sixty (60) days written notice to the Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Fund with respect to the Accounts is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

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18. Amendment. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Fund who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

19. Assignment. The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of this Agreement shall result in the automatic termination of this Agreement. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

20. Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser in determining the fair value of all securities and other investments comprising the Account. For the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the Sub-Adviser is not responsible for the ultimate determination of the price of any of the assets held in the Account.

21. Confidentiality. Each of Adviser, Trust and the Sub-Adviser agree to hold any and all non-public, confidential or proprietary information (including, but not limited to, the securities and other assets held in the Fund) pertaining to the other party(ies) (collectively, the "Confidential Information") in strict confidence and not to disclose any such information without the prior written consent of the other party(ies) except as required by law (including without limitation, applicable securities laws and regulations) and except as specified by the Trust's policies relating to the disclosure of portfolio holdings. If so required, the disclosing party shall, to the extent permissible, promptly notify the affected party in writing of such required disclosure and, to the extent permissible, seek to obtain reasonable assurance that Confidential Information disclosed hereunder receives confidential treatment. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to such party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation, (b) rightfully acquired by the party from third parties whom the disclosing party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to this Agreement, (c) placed in the public domain without fault of the party or its affiliates, (d) independently developed by the party without reference or reliance upon the Confidential Information, or (e) required to be disclosed in filings made with a federal or state securities regulator or with a financial industry self-regulatory organization. None of the parties shall use the information provided by the other parties to trade for its own account or for the account of any other.

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22. Use of Name. The Sub-Adviser authorizes the Adviser and the Trust's use of the Sub-Adviser's service marks and/or trademarks in connection with the marketing of the Fund(s), including but not limited to, the Fund(s)' registration statements and fact sheets. In addition, the Adviser and the Trust each acknowledges and agrees that it has no rights in or to the Sub-Adviser's name beyond the limited use rights granted herein. The Sub-Adviser shall have no rights relating to the Adviser's and Trust's service marks and /or trademarks in connection with the marketing of the Fund(s); provided that notwithstanding anything contained in this Agreement, the Sub-Adviser shall be entitled to use the Adviser's, the Trust's and each Fund's name and any related logos, royalty-free, in any document required to be filed with any governmental agency or self-regulatory organization and in marketing materials used solely for the purpose of indicating that the Sub-Adviser is a subadviser to the Funds. The authorizations granted herein are subject to the Sub-Adviser having provided the materials to the Adviser and to the Trust for review and approval, in writing, prior to their use. In the event the Agreement is terminated for any reasons, the Adviser and the Trust shall have no further right to use the Sub-Adviser's service marks and/or trademarks.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement the day first above written.

FINANCIAL INVESTORS TRUST, on behalf of each Fund		INCLINE GLOBAL MANAGEMENT, LLC

By:	/s/ Bradley J. Swenson	By:	/s/ Julian Stein
Name:	Bradley J. Swenson	Name:	Julian Stein
Title:	President	Title:

HIGHLAND ASSOCIATES, INC.

By:	/s/ R. Scott Graham
Name:	R. Scott Graham
Title:	CIO & Managing Director

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SCHEDULE A

FUNDS

Highland Resolute Fund

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SCHEDULE B

COMPENSATION

Fund	Annual Fee Rate
Highland Resolute Fund	1.25%

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